UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2015

Getty Realty Corp.

(Exact name of registrant as specified in charter)

Maryland	001-13777	11-3412575
(State of Organization)	(Commission File Number)	(IRS Employer Identification No.)

Two Jericho Plaza, Suite 110 Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (516) 478-5400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into Material Definitive Agreement

Acquisition

The information disclosed under Item 2.01 of this Current Report on Form 8-K (the “Form 8-K”) is incorporated herein by reference.

Financing

On June 2, 2015, Getty Realty Corp. (the “Company”) entered into a $225 million senior unsecured credit agreement (the “Credit Agreement”) with a group of banks led by Bank of America, N.A., (the “Bank Syndicate”). The Credit Agreement consists of a $175 million revolving facility (the “Revolving Facility”), which is scheduled to mature in June 2018 and a $50 million term loan (the “Term Loan”), which is scheduled to mature in June 2020. Subject to the terms of the Credit Agreement and continued compliance by the Company with its provisions, the Company has the option to (a) extend the term of the Revolving Facility for one additional year to June 2019 and (b) increase by $75 million the amount of the Revolving Facility to $250 million.

The Revolving Facility permits borrowings at an interest rate equal to the sum of a base rate plus a margin of 0.95% to 2.25% or a LIBOR rate plus a margin of 1.95% to 3.25% based on the Company’s net debt to EBITDA ratio at the end of each quarterly reporting period. The annual commitment fee on the undrawn funds under the Revolving Facility is 0.25% to 0.30% based the Company’s net debt to EBITDA ratio at the end of each quarterly reporting period. The Term Loan bears interest at a rate equal to the sum of a base rate plus a margin of 0.90% to 2.20% or a LIBOR rate plus a margin of 1.90% to 3.20% based on the Company’s net debt to EBITDA ratio at the end of each quarterly reporting period. The Credit Agreement does not provide for scheduled reductions in the principal balance prior to its maturity.

The Credit Agreement contains customary financial covenants such as availability, leverage and coverage ratios and minimum tangible net worth, as well as limitations on restricted payments, which may limit the Company’s ability to incur additional debt or pay dividends. The Credit Agreement contains customary events of default, including cross default provisions under the Restated Prudential Note Purchase Agreement (as defined below), change of control and failure to maintain REIT status. Any event of default, if not cured or waived in a timely manner, could result in the acceleration of the Company’s indebtedness under the Credit Agreement and could also give rise to an event of default and the acceleration of the Company’s indebtedness under the Restated Prudential Note Purchase Agreement. As a result of entering the Credit Agreement, mortgage liens and other security interests on certain of the Company’s properties and assets held by the prior bank group under the Company’s prior credit agreement, were released and the prior credit agreement was terminated on June 2, 2015.

In addition, on June 2, 2015, the Company entered into an amended and restated note purchase agreement (the “Restated Prudential Note Purchase Agreement”) amending and restating its existing senior secured note purchase agreement with The Prudential Insurance Company of America (“Prudential”) and an affiliate of Prudential. Pursuant to the Restated Prudential Note Purchase Agreement, Prudential and its affiliate released the mortgage liens and other security interests held by Prudential on certain of the Company’s properties and assets, redenominated the existing notes in the aggregate amount of $100 million issued under the existing note purchase agreement as Series A Notes, and issued $75 million of Series B Notes bearing interest at 5.35% and maturing in June 2023 to

Prudential and certain affiliates of Prudential. The Series A Notes will continue to bear interest at 6.0% and will mature in February 2021. The Restated Prudential Note Purchase Agreement does not provide for scheduled reductions in the principal balance of either the Series A Notes or the Series B Notes prior to their respective maturities. The Restated Prudential Note Purchase Agreement contains customary financial covenants such as leverage and coverage ratios and minimum tangible net worth, as well as limitations on restricted payments, which may limit the Company’s ability to incur additional debt or pay dividends. The Restated Prudential Note Purchase Agreement contains customary events of default, including default under the Credit Agreement and failure to maintain REIT status. Any event of default, if not cured or waived, could result in the acceleration of the Company’s indebtedness under the Restated Prudential Note Purchase Agreement and could also give rise to an event of default and could result in the acceleration of the Company’s indebtedness under the Credit Agreement.

The Company used the proceeds from the foregoing financings to pay off the amount outstanding under its prior credit agreement, as discussed in Item 1.02 below, and for a $214.5 million acquisition, as discussed in Item 2.01 below.

Item 1.02 Termination of a Material Definitive Agreement

On June 2, 2015, the Company used the proceeds from the Credit Agreement to repay all amounts then outstanding under its $175 million senior secured revolving credit agreement with a group of commercial banks led by JPMorgan Chase Bank, N.A., which was scheduled to mature on August 25, 2015. As a result, mortgage liens and other security interests held by the prior bank group on certain of the Company’s properties and assets were released and the prior credit agreement was terminated on June 2, 2015.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 3, 2015, GTY-Pacific Leasing, LLC (“GTY-Pacific”), a wholly-owned subsidiary of the Company acquired fee simple interests in 77 convenience store and retail motor fuel stations from affiliates of Pacific Convenience and Fuels LLC and simultaneously leased the properties to United Oil, a leading regional convenience store and gas station operator, under three separate cross-defaulted long-term triple-net unitary leases. The Company’s total investment in the transaction was approximately $214.5 million, which was financed entirely with borrowings from the Company’s new Credit Agreement and the Restated Prudential Note Purchase Agreement.

The leases between GTY-Pacific, as lessor, and United Oil, as lessee, governing the properties are unitary triple-net lease agreements with initial terms of 20 years and options for up to three successive five year renewal options. The unitary leases require United Oil to pay a fixed annual rent plus all amounts pertaining to the properties including environmental expenses, real estate taxes, assessments, license and permit fees, charges for public utilities and all other governmental charges. Rent is contractually scheduled to increase at various intervals over the course of the initial and renewal terms of the leases.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant

On June 2, 2015, the Company entered into the Credit Agreement and the Restated Prudential Note Purchase Agreement. The description of the terms of the Credit Agreement and the Restated Prudential Note Purchase Agreement as set forth above in Item 1.01 are hereby incorporated by reference into this Item.

Item 9.01. Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

It is impracticable to provide pro forma financial information showing the impact on the Company’s historical financial statements of the acquired properties described in Item 2.01 above at the time of this filing and no such financial information is available at this time. The Company hereby confirms that it intends to file such financial information, if required, on or before 71 days after the date this Form 8-K must be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY REALTY CORP.

Date: June 8, 2015	By:	/s/ Christopher J. Constant
Christopher J. Constant
Vice President, Chief Financial Officer and Treasurer